UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 May 31, 2019

Date of Report (Date of earliest event reported)

Friendable, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1821 S Bascom Ave., Suite 353, Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 31, 2019, the Company sold 150,000 shares of its Series B Preferred Stock pursuant to a subscription agreement with JP Carey Limited Partners LP for a total purchase price of $150,000. Simultaneously therewith, the Company and JP Carey entered into a promissory note in the amount of $150,000; such amount being equal to the purchase price of the Series B shares. The note is due on or before November 31, 2019.

A holder of Series B Preferred Stock has the right to convert their Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. Initially, the conversion price for the Series B Preferred Stock is $.25 per share on a post reverse-split basis. The Company has authorized an 18,000 for one reverse split that has not yet been declared effective.

Additionally, each share of Series B Preferred Stock shall be entitled to a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues (“Net Revenues” being Gross Sales minus Cost of Goods Sold) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fun Pass Inc., the wholly-owned subsidiary of the Corporation. The Series B Dividend shall be calculated and paid on a monthly basis in arrears starting on the day 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months.

The shares were sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act of 1933 and Rule 506 of Regulation D.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
4.1	Designation of Series B Preferred Stock
10.1	Subscription Agreement Series B Preferred Stock
10.2	Promissory Note of JP Carey Limited Partners LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendable, Inc.

Date: June 13, 2019	By:	/s/ Robert Rositano Jr.
Robert Rositano
CEO

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